Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Election of Bernard Poussot as CEO of Company

Effective January 1, 2008

Madison, N.J., September 27, 2007 — Wyeth (NYSE: WYE) today announced the election of Bernard Poussot to the position of President and Chief Executive Officer, Wyeth, effective January 1, 2008. Mr. Poussot began his career at Wyeth in 1986. In 1996, he was appointed President of Wyeth-Ayerst International, and he was promoted to President of the worldwide pharmaceutical business in 1997. In 2002, he was promoted to Executive Vice President, Wyeth, assuming responsibility for Wyeth R&D. In April 2006, Mr. Poussot was promoted to President and Vice Chairman, Wyeth, and in January 2007 to the position of President, Chief Operating Officer and Vice Chairman, Wyeth.

The Company announced that Robert Essner, Chairman and Chief Executive Officer, intends to remain in his current positions through the end of 2007 and then will continue as Chairman of the Board of Directors for a period of transition. Mr. Essner joined Wyeth in 1989. In 1997, he was elected to the position of Executive Vice President and member of the Board of Directors. In 2000, he was elected President and Chief Operating Officer. Mr. Essner was elected Chief Executive Officer in May 2001 and Chairman in January 2003.

“The election of Mr. Poussot is a result of the Company’s ongoing succession management process that has been an important focus of the Wyeth Board of Directors and management. Bernard is exceptionally well-qualified for this role, and we have built a world-class management team to support him and the Company,” says Robert Essner.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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